Exhibit 99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to Registration Statement No. 333-211408 on Form N-14 of our report dated August 19, 2015, relating to the financial statements and financial highlights of Brookfield Mortgage Opportunity Income Fund Inc. (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2015.

We also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, both of which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

July 11, 2016